Exhibit 23(a)

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statements of Noise Cancellation Technologies, Inc. on Form S-3 (File Nos. 33-47611, 33-51468, 33-74442, 33-84694 and 33-10545), on Form S-1 (File Nos. 33-19926, 33-38584 and
33-44790) and on Form S-8 (File Nos.  33-64792,  333-11209 and 333-11213) of our
report, which includes an explanatory paragraph about the Company's ability to continue as a going concern, dated February 27, 1998, on our audits of the consolidated financial statements and schedule of the Company as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 which report is included in this Annual Report on Form 10-K/A as amended by Amendment No. 2.



/s/ RICHARD A. EISNER & COMPANY, LLP
Richard A. Eisner & Company, LLP

New York, New York
April 29, 1998